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                                                                      Exhibit 12

                              BRE PROPERTIES, INC.
                       STATEMENT OF COMPUTATION OF RATIOS
                          OF EARNINGS TO FIXED CHARGES



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                                                                                     YEAR ENDED DECEMBER 31,

    (DOLLAR AMOUNTS IN THOUSANDS)                           1997                1996            1995           1994          1993
                                                            ----                ----            ----           ----          ----


Income before gain on sales of investments in
rental properties, minority interest and
provision for investment loss..................           $49,345            $37,014          $23,789        $22,566        $19,531
Provision for investment loss..................                 -                  -           (2,000)             -              -
                                                          -------            -------          -------        -------        -------
Income before gain on sales of investments in
rental properties and  minority interest.......           $49,345            $37,014          $21,789        $22,566        $19,531
                                                          =======            ========         =======        =======        =======
Fixed charges:
       Interest................................           $21,606            $16,325          $ 7,973        $ 5,599        $ 5,656
       Capitalized Interest....................             1,178                269                -              -              -
       Minority Interest.......................               972                  -                -              -              -
       Other...................................               112                108              105            101             98
                                                          -------            -------          -------        -------        -------
                                                          $23,868            $16,702          $ 8,078        $ 5,700        $ 5,754
                                                          =======            ========         =======        =======        =======

Income before gain on sale of investments
in rental properties, minority interest,
provision for investment loss and fixed
charges, excluding capitalized interest and
minority interest..............................           $71,063            $53,447          $31,867        $28,266        $25,285
                                                          =======            ========         =======        =======        =======
Divided by fixed charges.......................           $23,868            $16,702          $ 8,078        $ 5,700        $ 5,754
                                                          =======            ========         =======        =======        =======
Ratio of earnings to fixed charges...................         3.0                3.2              4.0            5.0            4.4
                                                          =======            ========         =======        =======        =======
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